As filed with the Securities and Exchange Commission on October 28, 1999.
                        Registration No. __________

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                FORM S-3
                        REGISTRATION STATEMENT
                                 Under
                        The Securities Act of 1933

                        LEGGETT & PLATT, INCORPORATED
             (Exact name of registrant as specified in its charter)


          Missouri                 No. 1--Leggett Road         44-0324630
 (State or other jurisdiction    Carthage, Missouri 64836   (I.R.S. Employer
of incorporation or organization)    (417) 358-8131        Identification No.)

                      ( Address, including zip code, and telephone number,
              including area code, of registrant's principal executive offices)




                                    John A. Lyckman
                                Assistant General Counsel
                              Leggett & Platt, Incorporated
                                  No. 1--Leggett Road
                                Carthage, Missouri  64836
                                     (417) 358-8131
                     (Name, address, including zip code, and telephone
                      number, including area code, of agent for service)

        Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective on dates, at times and on terms not currently determined.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection
with dividend or interest reinvestment plans, check the following box.   X

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                                CALCULATION OF REGISTRATION FEE

                                                                        Proposed                Proposed
Title of Each Class of          Amount to be    Maximum Offering        Maximum                 Amount of
Securities to be Registered     Registered      Price Per Share (1)     Aggregate Offering      Registration Fee
                                                                        Price (1)
Common Stock, $.01 par
value and attached Preferred
Stock Purchase Rights           198,477 shares  $22.1565                $4,397,555.65           $1,222.52

<F1>
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based upon the average of the high and low prices of Registrant's Common Stock on October 22, 1999 on the New York Stock
Exchange Composite Tape of $22.1565.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


Prospectus
                                198,477 Shares

                        LEGGETT & PLATT, INCORPORATED
                                Common Stock
        (and Preferred Stock Purchase Rights attached to the Common Stock)


The shares of Common Stock, $.01 par value, (the "Common Stock") of Leggett & Platt, Incorporated, a Missouri corporation (the "Company") offered hereby (the "Shares") are being sold for the account of and by the persons named under the caption "Selling Shareholders." The Selling Shareholders have advised the Company that the Shares may be sold from time to time in transactions on the New York Stock Exchange or Pacific Exchange or in negotiated transactions, in each case at prices satisfactory to the Selling Shareholders. (See "Plan of Distribution.")

The Company will receive no part of the proceeds from the sale of the Shares. The Selling Shareholders will pay all applicable stock transfer taxes, transfer fees and brokerage commissions, and related fees and expenses, but the Company will bear the cost of preparing the Registration Statement to which the "Prospectus" is a part and all filing, legal and accounting fees incurred in connection with registration of the Shares under the federal securities laws.

The Common Stock is listed on the New York Stock Exchange and Pacific Exchange (symbol: LEG). On October 22, 1999 the average of the high and low prices of the Common Stock on the New York Stock Exchange, Composite Transactions was $22.1565 per share.

The Company's mailing address and telephone number of its principal executive offices is No. 1 Leggett Road, Carthage, Missouri 64836 and (417) 358-8131.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is October 28, 1999.



                                AVAILABLE INFORMATION

       The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549 and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; 75 Park Place, 14th Floor, New York, New York 10007; and 5757 Wilshire Blvd., Suite 500 East, Los Angeles, California 90036-3648. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission also maintains a Web site at "http://www.sec.gov" which contains reports, proxy statements and other information regarding registrants that file electronically with the commission. Reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York and at the office of the Pacific Stock Exchange Incorporated, Listings Department,
115 Sansone Street, Suite 1104, San Francisco, California 94104. This Prospectus does not contain all the information set forth in the Registration Statement filed by the Company with respect to the offering made hereby.
Copies of such Registration Statement are available from the Commission.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents have been previously filed by the Company with the Commission and are incorporated by reference into this Prospectus:

        (1)   Annual Report on Form 10-K for the year ended December 31, 1998.

        (2) Quarterly report on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

        (3) The description of the Common Stock contained in Form 8-A dated June 5, 1979, including any amendments or reports filed for the purpose of updating such description.

        (4) The description of the Company's Preferred Stock Purchase Rights contained in Form 8-A dated January 25, 1999, including any amendments or reports filed for the purpose of updating such description.

        All reports and definitive proxy statements filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering to be made hereunder shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents, except that in no event shall any information included in any such document in response to item 402(i), (k) or (l) of Regulation S-K be deemed to constitute a part of this Prospectus.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein or in the Registration Statement by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). All requests for such information should be directed to the Company's executive offices at No. 1 Leggett Road, Carthage, Missouri 64836, Attention: Investor Relations, (417) 358-8131.


                                THE COMPANY

	The Company is a manufacturer of a wide range of engineered products. It was incorporated in 1901 as the successor to a partnership formed in 1883 at Carthage, Missouri. That partnership was a pioneer in the development of steel coil bedsprings. The Company today serves markets for:

        * Residential Furnishings - components for bedding, furniture and other residential furnishings and related consumer products.

        * Commercial Furnishings - retail store fixtures, displays, storage and material handling products and systems, and components for office and institutional furnishings.

        * Aluminum Products - die castings, custom tooling and dies, machining, coating and other value added processes and aluminum raw materials.

        * Industrial Materials - drawn wire, specialty wire products and welded steel tubing.

        * Specialized Products - automotive seating suspension, lumbar support and control cable systems, specialized machinery and manufacturing equipment.

                                USE OF PROCEEDS

        The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

                                RECENT DEVELOPMENTS

        Standard & Poor's added the Company to the S&P 500 Index effective at the close of trading on Friday, October 15, 1999.

        The Company has reported that through October 21, 1999 it has acquired twenty-two businesses which have added sales of approximately $400 million to Leggett's annual volume.


        The Company reported third quarter earnings on October 21, 1999. Summaries of the unaudited results of operations for the quarter and nine months ended September 30, 1999 and 1998 are shown below. Segment results for each of these periods are on the following pages.

(All amounts in millions, except per share data)

QUARTER ENDED SEPTEMBER 30,                              1999            1998
_______________________________________________________________________________
Net sales                                             $  991.1          $ 884.1
Cost of goods sold                                       721.2            655.3
                                                         _____           ______
Gross profit                                             269.9            228.8
Selling, distribution & administrative expenses          128.9            109.9
Other deductions, net of other income                      6.3              5.4
                                                        ______          _______
Earnings before interest and income taxes                134.7            113.5
Interest expense                                          11.1              9.9
Interest income                                             .4               .8
                                                        ______          _______
Earnings before income taxes                             124.0            104.4
Income taxes                                              46.3             39.2
                                                        ______          _______
Net earnings                                            $ 77.7           $ 65.2
                                                        =======         =======
Earnings per share
   Basic                                                  $.39             $.33
   Diluted                                                $.39             $.32
Average shares outstanding
   Basic                                                 198.2            198.3
   Diluted                                               200.9            201.1


NINE MONTHS ENDED SEPTEMBER 30,                          1999           1998
Net sales                                             $2,813.9        $2,532.7
Cost of goods sold                                     2,058.2         1,882.3
                                                      ________         _______
Gross profit                                             755.7           650.4
Selling, distribution & administrative expenses          362.4           313.5
Other deductions, net of other income                     20.4            13.7
                                                      ________        ________
Earnings before interest and income taxes                372.9           323.2
Interest expense                                          30.5            28.7
Interest income                                            1.8             3.4
                                                      ________        ________
Earnings before income taxes                             344.2           297.9
Income taxes                                             128.0           111.4
                                                      ________        ________
Net earnings                                            $216.2          $186.5
                                                      ========        ========
Earnings per share
   Basic                                                 $1.09            $.94
   Diluted                                               $1.08            $.93
Average shares outstanding
   Basic                                                 198.5           197.9
   Diluted                                               201.1           200.6

SEGMENT RESULTS - Third Quarter

Residential Furnishings - Total sales for the quarter increased 9%, with acquisition growth of 7%. Earnings before interest and income taxes (EBIT) grew 12.2%, reflecting broadly based improvements in efficiencies on higher production and acquisitions.

Commercial Furnishings - Total sales increased 26.1%, with acquisition growth of just over 30% more than offsetting lower than expected same location sales of store fixtures. About $9 million of store fixture sales expected in this year's third quarter were delayed and shifted to the next two quarters. The shifting resulted primarily from delayed customer store openings due to limited availability of construction labor and the recent shifting of building materials to weather damaged parts of the country. EBIT increased 6.6%, reflecting the impact of lower volume and temporary labor inefficiencies partially offset by acquisitions.

Aluminum Products - Total sales increased 11.6%, with acquisition growth of just under 2%. EBIT increased nearly 12-fold, reflecting increased efficiencies on higher production and more normal cost/price relationships.

Industrial Materials - Total sales increased 3.6%, with a slight contribution from acquisitions. EBIT increased 31.4%, reflecting more normal cost/price relationships and efficiencies gained on higher production.

Specialized Products - Total sales increased 6.7%, with acquisition growth of just over 10%. EBIT was unchanged, reflecting lower machinery and equipment volume which carries higher margins.

(All amounts in millions)
                                                  Inter-
QUARTER ENDED SEPTEMBER 30, 1999    External     Segment    Total
                                     Sales        Sales     Sales    EBIT
Residential Furnishings             $510.2      $  2.5    $  512.7  $  61.5
Commercial Furnishings               230.4          .7       231.1     38.6
Aluminum Products                    119.1         3.8       122.9     10.7
Industrial Materials                  72.8        50.0       122.8     18.4
Specialized Products                  58.6         9.6        68.2      6.2
Intersegment eliminations               --          --          --      (.1)
Change in LIFO reserve                  --          --          --      (.6)
     Totals                         $991.1      $ 66.6    $1,057.7  $ 134.7
                                    ======      ======    ========  =======


                                                  Inter-
QUARTER ENDED SEPTEMBER 30, 1998    External     Segment    Total
                                     Sales        Sales     Sales    EBIT
Residential Furnishings             $468.8      $  1.5     $470.3   $ 54.8
Commercial Furnishings               182.9          .4      183.3     36.2
Aluminum Products                    105.9         4.2      110.1       .9
Industrial Materials                  75.8        42.7      118.5     14.0
Specialized Products                  50.7        13.2       63.9      6.2
Intersegment eliminations               --          --         --      (.4)
Change in LIFO reserve                  --          --         --      1.8
     Totals                         $884.1      $ 62.0     $946.1   $113.5
                                    ======      ======     ======   ======


SEGMENT RESULTS - First Nine Months

Residential Furnishings - Total sales increased 9.6%, with acquisition growth of about 6%. EBIT grew 10.7%, reflecting broadly based improvements in efficiencies on higher production and acquisitions.

Commercial Furnishings - Total sales increased 20.5%, with acquisition growth of approximately 18%. EBIT increased 11.7%, as the benefits of acquisitions and higher volume in the first half of 1999 were partially offset in the third quarter by lower same location sales and temporary labor inefficiencies.

Aluminum Products - Total sales increased 4.7%, with nearly equal year-to-year acquisitions and internal growth. EBIT increased 38.5%, reflecting the substantial third quarter improvement in efficiencies and more normal cost/ price relationships.

Industrial Materials - Total sales increased 6.6%, with acquisition growth of approximately 4.5%. EBIT increased 47.3%, reflecting more normal cost/price relationships and efficiencies gained on higher production.

Specialized Products -Total sales increased 15.7%, with acquisitions growth of just over 10%. EBIT increased 16.5%, reflecting higher first quarter sales of machinery and equipment and acquisitions.

(All amounts in millions)

                                                     Inter-
NINE MONTHS ENDED SEPTEMBER 30, 1999    External     Segment    Total
                                         Sales        Sales     Sales    EBIT
Residential Furnishings                 $1,460.9    $  7.5    $1,468.4  $166.2
Commercial Furnishings                     570.8       2.3       573.1    95.8
Aluminum Products                          401.6      12.3       413.9    38.5
Industrial Materials                       208.6     155.6       364.2    53.6
Specialized Products                       172.0      32.4       204.4    22.6
Intersegment eliminations                     --        --          --    (3.4)
Change in LIFO reserve                        --        --          --     (.4)
     Totals                             $2,813.9    $210.1    $3,024.0  $372.9
                                        ========    ======    ========  ======



                                                   Inter-
NINE MONTHS ENDED SEPTEMBER 30, 1998  External     Segment    Total
                                       Sales        Sales     Sales    EBIT
Residential Furnishings              $1,335.5     $   4.7   $1,340.2  $150.2
Commercial Furnishings                  474.3         1.2      475.5    85.8
Aluminum Products                       383.2        12.3      395.5    27.8
Industrial Materials                    198.8       142.8      341.6    36.4
Specialized Products                    140.9        35.7      176.6    19.4
Intersegment eliminations                  --          --         --    (1.3)
Change in LIFO reserve                     --          --         --     4.9
     Totals                          $2,532.7     $ 196.7   $2,729.4  $323.2
                                     ========     =======   ========  ======


Residential Furnishings derives its revenues from components for bedding, furniture and other furnishings, as well as related consumer products. Commercial Furnishings derives its revenues from retail store fixtures, displays, storage, material handling systems, and office and institutional furnishings components. Aluminum Products revenues are derived from die castings, custom tooling, secondary machining and coating, and smelting of aluminum ingot. Industrial Materials derives its revenues from drawn steel wire, specialty wire products and welded steel tubing sold to trade customers as well as other Leggett segments. Specialized Products is a combination of non-reportable segments which derive their revenues from machinery, manufacturing equipment, automotive seating suspension and lumbar supports, and control cable systems.

FINANCIAL POSITION  (All amounts in millions)

                                                        September 30,
NET ASSETS                                           1999          1998
Cash and equivalents                            $     21.8      $    42.3
Receivables                                          607.5          561.6
Inventories                                          541.4          471.0
Other current assets                                  68.7           63.7
                                                __________      _________
        Total current assets                       1,239.4        1,138.6
Current debt maturities                                4.7            5.0
Other current liabilities                            442.1          386.6
                                                __________      _________
        Total current liabilities                    446.8          391.6
Working capital                                      792.6          747.0
Net fixed assets                                     884.4          803.8
Other assets                                         770.6          540.4
                                                __________      _________
        Total net assets                        $  2,447.6      $ 2,091.2
                                                ==========      =========

CAPITALIZATION
Long-term debt                                    $  745.2       $  585.1
Deferred income taxes and other liabilities          121.3          116.1
Shareholders' equity*                              1,581.1        1,390.0
                                                  ________      _________
        Total capitalization                      $2,447.6       $2,091.2
                                                  ========      =========

*In accordance with Financial Accounting Standard No. 130, comprehensive earnings would have been $222.5 and $179.2 for the nine months ending September 30, 1999 and 1998, respectively.

                                SELLING SHAREHOLDERS

        The following information under this caption Selling Shareholders has been provided to the Company by the persons listed below as the Selling Shareholders including the number of shares of the Common Stock beneficially owned by each Selling Shareholder as of October 28, 1999 and the number of shares of the Common Stock being offered for the account of such Selling Shareholder pursuant to this Prospectus.

                                     Shares                                            Shares to Be Owned
Name of                         Beneficially Owned              Shares Offered         After Completion of
Selling Shareholders              Prior to Offering                 Hereby                This Offering
Ms. Joyce Beasley                     1,633                          1,633                 0
Mr. Paul E. Case                        818                            818                 0
Mr. Kenneth Coleman                   1,633                          1,633                 0
William Stewart McKell                   81                             81                 0
Robert & Katherine O'Dell               818                            818                 0
JJB Hilliard, W.L. Lyons, Inc.        2,124                          2,124                 0
Mr. William C. Stewart, Jr.          97,355                         97,355                 0
Tabb Insurance Agency                   818                            818                 0
Wm. Clyde Stewart Estate             31,199                         31,199                 0
Ladye Stewart King, Co-Executor
Wm. C. Stewart, Jr., Co-Executor
William David Thomas                     818                           818                 0
Mrs. Emma J. Thomas                    2,124                         2,124                 0
Mrs. G.C. Turner, Sr.                    818                           818                 0
Sam & Clifton Hailey                   3,676                         3,676                 0
Mary Lee & Robert O'Dell, II          11,680                        11,680                 0
Mr. Houston M. Minniece, Jr.             818                           818                 0
Mr. G.C. Turner, Jr.                     818                           818                 0
Mr. Robert H. Scott                      409                           409                 0
Stewart Family Trust                  40,837                        40,837                 0
Ladye Stewart King, Co Trustee
Wm. C. Stewart, Jr., Co Trustee

	Each of the Selling Shareholders received the Shares offered hereby directly or indirectly in connection with the merger (the "Merger") of L&P Acquisition Company - 49, a Mississippi corporation and wholly-owned subsidiary of the Company with and into Ark-Ell Springs, Inc., a Mississippi corporation ("Ark-Ell"). As a result of the Merger, Ark-Ell became a wholly-owned subsidiary of the Company. None of the Selling Shareholders otherwise has held any position or office or otherwise had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares of the Common Stock of the Company.

                                PLAN OF DISTRIBUTION

        The Shares may be sold from time to time by the Selling Shareholders or their pledgees or donees. Such sales may be made on one or more exchanges or in negotiated transactions not on an exchange at prices and on terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by one or more of the following:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (c) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts in amounts to be negotiated immediately prior to the sale which amounts will not be greater than that normally paid in connection with ordinary trading transactions.

        In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

                                CAPITAL STOCK

        The Company's authorized capital stock consists of 600,000,000 shares of Common Stock, $.01 par value, 1,000,000 shares of Series A Junior Participating Preferred Stock and 99,000,000 shares of Preferred Stock without par value. As of October 25, 1999 there were 201,186,545 shares of Common Stock and no shares of preferred stock outstanding.

        A description of the Common Stock is contained in the Company's Registration Statement on Form 8-A, dated June 5, 1979, including any amendments or reports filed for the purpose of updating such description, which is incorporated by reference. A description of the Preferred Stock Purchase Rights is contained in the Company's Registration Statement on Form 8-A, dated January 25, 1999, including any amendments or reports filed for the purpose of updating such description, which is also incorporated by reference.


                                LEGAL OPINIONS

        John A. Lyckman, Assistant General Counsel of the Company, has rendered an opinion concerning the validity of the Shares and certain other legal matters. Mr. Lyckman is a full-time employee of the Company. On October 25, 1999, Mr. Lyckman beneficially owned 38,065 shares of Common Stock and held options to purchase an additional 11,140 shares of Common Stock which are exercisable on or within 60 days of said date.

                                     EXPERTS

        The financial statements incorporated in this Prospectus by reference to Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



	TABLE OF CONTENTS
                                                Page

Available Information                                      3

Incorporation of Certain Information by Reference          3

The Company                                                4

Use of Proceeds                                            4

Recent Developments                                        4

Selling Shareholders                                       7

Plan of Distribution                                       7

Capital Stock                                              8

Legal Opinions                                             8

Experts                                                    8

        LEGGETT & PLATT, INCORPORATED

                198,477 Shares
                 Common Stock
                $.01 Par Value

        (and Preferred Stock Purchase Rights
           attached to the Common Stock)



                   PROSPECTUS




                October 28, 1999




No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company, any Selling Shareholder or any other person. Neither the delivery of this Prospectus nor any sale made herein shall, under the circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy the securities offered hereby to any person or by anyone in any jurisdiction in which such offer or solicitation may not lawfully be made.




                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

        The following table sets forth the estimated expenses of the Company in connection with the issuance and distribution of the securities being registered, exclusive of those expenses to be borne by the Selling Shareholders.

SEC registration fee		$  1,222.52
Accounting fees and expenses       3,000.00
Legal fees and expenses            3,000.00
Printing of documents              3,000.00
Miscellaneous                      1,000.00
        Total                    $11,222.52

Item 15.	Indemnification of Directors and Officers

        Under the Company's Restated Articles of Incorporation and Missouri corporation laws, each of the present and former directors and officers of the Company may be entitled to indemnification under certain circumstances from certain liabilities, claims and expenses arising from any threatened, pending or completed action, suit or proceeding (including any such action, suit or proceeding arising under the Securities Act of 1933 as amended), to which they are made a party by reason of the fact that he is or was a director or officer of the Company.

        The Company insures its directors and officers against certain liabilities and has insurance against certain payments which it may be obliged to make to such persons under the indemnification provisions of its Restated Articles of Incorporation.

Item 16.	Exhibits

        5 Opinion of John A. Lyckman, Esq., Assistant General Counsel to Registrant

        23(a)   Consent of PricewaterhouseCoopers LLP

        23(b) Consent of John A. Lyckman, Esq., Assistant General Counsel to Registrant



Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(a)
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;


(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

(h)	Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public
policy as expressed in the Act and is, therefore, unenforceable.   In the
event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES
        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carthage, State of Missouri, on the 28th day of October, 1999.

                        LEGGETT & PLATT, INCORPORATED

                        By:     /s/   FELIX E. WRIGHT
                        Felix E. Wright
                        Vice Chairman of the Board,
                        Chief Executive Officer and President

                                POWER OF ATTORNEY
        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry M. Cornell, Jr., Felix E. Wright, Robert A. Jefferies, Jr. and Ernest C. Jett, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature				Title			Date

(a) Principal Executive Officer:

    /s/ FELIX E. WRIGHT         Vice Chairman of the Board,    October 28, 1999
    Felix E. Wright             Chief Executive Officer and President,
				and Director



(b) Principal Financial Officer:

    /s/ MICHAEL A. GLAUBER      Senior Vice President,         October 28, 1999
    Michael A. Glauber          Finance & Administration

(c)	Principal Accounting Officer:

    /s/ ALLAN J. ROSS           Vice President - Accounting    October 28, 1999
    Allan J. Ross

(d) Directors:

    /s/ HARRY M. CORNELL, JR.   Chairman of the Board          October 28, 1999
    Harry M. Cornell, Jr.


    /s/ RAYMOND F. BENTELE      Director                       October 28, 1999
    Raymond F. Bentele

    _____________________       Director
    Robert Ted Enloe, III


    /s/ RICHARD T. FISHER       Director                       October 28, 1999
    Richard T. Fisher


    /s/ BOB L. GADDY            Director                       October 28, 1999
    Bob L. Gaddy

    /s/ DAVID S. HAFFNER        Director                       October 28, 1999
    David S. Haffner


    /s/ THOMAS A. HAYS          Director                       October 28, 1999
    Thomas A. Hays

    __________________          Director
    Robert A. Jefferies, Jr.


    /s/ ALEXANDER M. LEVINE     Director                       October 28, 1999
    Alexander M. Levine


    /s/ RICHARD L. PEARSALL     Director                       October 28, 1999
    Richard L. Pearsall


    /s/ DUANE W. POTTER         Director                       October 28, 1999
    Duane W. Potter


    /s/ MAURICE E. PURNELL, JR. Director                       October 28, 1999
    Maurice E. Purnell, Jr


    ____________________        Director                        _______________
    Alice L. Walton



                            EXHIBIT INDEX

Exhibit
Number                                  Description

5       Opinion of John A. Lyckman, Esq., Assistant General Counsel to
        Registrant

23(a)   Consent of PricewaterhouseCoopers LLP

23(b)   Consent of John A. Lyckman, Esq., Assistant General Counsel to
        Registrant